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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 14, 2002

Contact:  John S. Breed
          (713) 209-8835

             COOPER INDUSTRIES SHAREHOLDERS APPROVE REINCORPORATION

HOUSTON, TX, May 14 -- Cooper Industries, Inc. (NYSE:CBE) today announced that its shareholders approved a corporate restructuring that will result in Cooper Industries changing its place of incorporation from Ohio to Bermuda. Of the 93,009,285 shares outstanding and entitled to vote at today's Special Meeting of Shareholders, 68.3 percent voted in favor of the proposal, well above the majority vote required by Ohio law. Of the 69,941,079 shares voted at the meeting, 90.8 percent voted in favor of the proposal.

         As a result of today's vote, Cooper Industries, Ltd. will become the parent holding company of Cooper Industries, Inc. The Company expects the reincorporation to be effective as soon as possible following the close of business on May 21, 2002. Upon completion, the shares of Cooper Industries, Inc. common stock will automatically be converted to shares of Cooper Industries, Ltd. common stock. The new shares will be listed and traded on the New York Stock Exchange under the ticker symbol "CBE."

         Cooper Industries, with 2001 revenues of $4.2 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.

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